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                                                                   EXHIBIT 10.34

                            UNITED STATES CAN COMPANY
                            EXECUTIVE SEVERANCE PLAN

                                    SECTION 1

                                     General

     1.1. Purpose and Effective Date. United States Can Company (the "Company") has established the United States Can Company Executive Severance Plan (the "Plan"), effective as of October 13, 1999, the "Effective Date" of the Plan as set forth herein. The purpose of the Plan is to provide severance payments for eligible employees of the Employers (as defined in subsection 1.2) in the event their employment is terminated under the circumstances described herein, which payments are intended to provide financial assistance during a period of unemployment following such terminations.

     1.2. Affiliates. For purposes of the Plan, the term "Affiliate" shall mean the Company and any of its "affiliates" as that term is defined in the Securities Exchange Act of 1934, as amended. Any Affiliate that, with the consent of the Company, adopts the Plan for the benefit of its eligible employees shall be referred to herein as an "Adopting Affiliate." The Company and the Adopting Affiliate shall be referred to herein collectively as the "Employers" and individually as an "Employer."

     1.3. Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a Committee consisting of the Chief Executive Officer and the senior human resources officer of the Company, or such other members as may be appointed by the Company. The members of the Committee shall be "named fiduciaries" as described in section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to their authority under the Plan. Except as otherwise specifically provided in Section 4, the Company shall be the Administrator of the Plan and shall have the rights, duties, and obligations of an "Administrator" as that term is defined in Section 3(16)(A) of ERISA. The Company shall have the sole authority to appoint and remove members of the Committee.

     1.4. Source of Payments. Each Employer shall be liable for payment of cash due under the Plan with respect to any Participant (as defined hereinafter) to the extent that such benefits are attributable to the services rendered for that Employer by the Participant. Any disputes relating to liability of an Employer for cash payments shall be resolved by the Committee. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets, or other property which any Employer, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only
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a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

     1.5. Notices. Any notice or document required to be filed under the Plan shall be considered to be properly filed if delivered or mailed by certified mail, postage prepaid, to the Committee, in care of United States Can Company, 900 Commerce Drive, Oak Brook, Illinois 60523, or such other address the Company has designated for such purpose hereunder and communicated to Participants. Any notice required under the Plan may be waived by the person entitled thereto.

     1.6. Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or by a duly authorized officer of such company. Following adoption of the Plan by any Affiliate, and until the board of directors of that Employer takes action to the contrary, the Chief Executive Officer of that Employer shall be authorized to act on behalf of that Employer under the Plan. However, the Chief Executive Officer may not decide or determine any matter or question concerning his own benefits under the Plan or how such benefits are to be paid unless such decision could be made by him under the Plan if he were not so authorized.

     1.7. Gender and Number. Where the context admits, words in any gender shall include any the other gender, words in the singular shall include the plural, and the plural shall include the singular.

     1.8. Governing Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois, to the extent that such laws are not preempted by the laws of the United States of America.

     1.9. Plan Year. The initial Plan Year shall be the period beginning on the Effective Date and ending on December 31, 1999. Thereafter, the Plan Year shall be the calendar year.

     1.10. Plan Not Guarantee of Employment. The Plan does not constitute a guarantee of employment by the Employers, and participation in the Plan will not give any individual the right to be retained in the employ of the Employers, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically arisen under the Plan. The Employers reserve all of their rights to discharge employees at-will or to amend or modify any of the terms and conditions of their employment.

     1.11. Prior Plans. The Plan supersedes any and all severance plans, programs, arrangements or policies of the Employers, whether written or oral, pursuant to custom or informal understanding, except any written employment agreement, severance agreement, retention agreement, or change in control agreement between an individual employee and an Employer.
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                                    SECTION 2

                                  Participation

     2.1. Participation. An employee of an Employer shall be a "Participant" in the Plan during each calendar year (or partial calendar year) for which he has been designated as a Participant by the Compensation Committee of the Board of Directors of U.S. Can Corporation or the Chief Executive Officer of U.S. Can Corporation in accordance with approvals by the Compensation Committee, and for each succeeding calendar year, unless the Participant is given written notice that he will not be included in the Plan for such year by October 31 of the preceding year, subject to the following:

(a) An individual shall not be a Participant in the Plan for any period (and shall not be entitled to benefits under the Plan if the individual's employment terminates during such period), if the individual is party to a written employment agreement with the Employer, or a written change in control agreement with the Employer, that provides for payment of severance benefits upon the termination of the individual's employment by that Employer during that period (regardless of whether the circumstances under which the individual would be eligible for severance payments, or the amount of such payments, are identical to those in this Plan).

(b) An individual shall not be a Participant in the Plan (and shall not be entitled to benefits under the Plan if the individual's employment terminates) prior to the date on which he enters into the Company's standard form of Employee Agreement, as of the date he enters the Plan, and which relates to non-competition, confidentiality, inventions, and certain other matters.

     2.2. Duration of Participation. A Participant who is entitled to payment of a benefit under the provisions of Section 3 shall remain a Participant in the Plan until the full amount of his benefit has been paid.

                                    SECTION 3

                               Severance Benefits

     3.1. Entitlement to Severance Benefits. Subject to the terms and conditions of the Plan, a Participant will be entitled to a "Severance Benefit" from his Employer in an amount determined in accordance with the provisions of subsection
3.6 if his employment with the Employer terminates after the Effective Date while he is a Participant in the Plan for reasons other than voluntary resignation, death, Cause (as defined in subsection 3.2) or becoming Permanently Disabled (as defined in subsection 3.3). Notwithstanding the foregoing provisions of this
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subsection 3.1, no payment will be made or benefit provided under this Section 3 unless (i) the Participant first executes the Company's standard form of release of employment-related claims, as then in effect, and (ii) to the extent any portion of such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act, as amended, or to any similar revocation period in effect on the date of termination of the Participant's employment, such revocation period has expired.

     3.2. Cause. For purposes of the Plan, the term "Cause" shall mean:

(a) the willful and continued failure by the Participant to substantially perform his duties with the Employer after notice and failure to cure; or

(b) willful gross misconduct by the Participant that is materially and demonstrably injurious to the Employer or the Affiliates.

     3.3. Permanently Disabled. A Participant shall be considered "Permanently Disabled" during any period in which (i) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties for the Employer; (ii) such disability is determined by the person to whom the Participant reports to be of a long-term nature; and (iii) the Participant is eligible for income replacement benefits under the Employer's long-term disability plan during such period of disability. In the event of a dispute as to whether the Participant is Permanently Disabled, the Employer may refer the same to a licensed practicing physician of the Employer's choice, and the Participant agrees to submit to such tests and examinations as such physician shall deem appropriate.

     3.4. Constructive Discharge. A Participant's termination of employment shall not be considered to be on account of voluntary resignation if he is considered to have been subject to a Constructive Discharge by his Employer. If:

(a) the Participant provides written notice to the Employer of the occurrence of Good Reason within a reasonable time after the Participant has knowledge of the circumstances constituting Good Reason, which notice shall identify in reasonable detail the circumstances which the Participant believes constitute Good Reason;

(b) the Employer fails to notify the Participant of the Employer's intended method of correction within 21 days after the Employer receives the notice, or the Employer fails to reasonably correct the circumstances within 21 days after such notice; and

(c) the Participant resigns within a reasonable time after receiving the Employer's response, if such notice does not indicate an intention to correct such circumstances; or within a reasonable time after the Employer fails to reasonably correct such circumstances;

then the Participant shall be considered to have been subject to a Constructive Discharge by the
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Employer. For purposes of this Plan, "Good Reason" shall mean, without the
Participant's express written consent (and except in consequence of a prior termination of the Participant's employment), the occurrence of any of the following circumstances:

(I) Assignment of a position that is of a lesser rank than held by the Participant prior to the assignment (provided that if the individual is a Participant immediately prior to such assignment, he shall not cease to be a Participant by reason of the assignment). A change in the Participant's reporting relationship shall not constitute "Good Reason".

(II) A reduction in the Participant's Salary rate or bonus potential, or notice from the Employer that the Participant will not continue to be eligible to participate in the Plan.

(III) The proposed or actual relocation of the Participant's base office on terms that would impose an unreasonable financial or personal hardship on the Participant.

(IV) The failure of a successor to assume this Plan in accordance with subsection 5.2.

       3.5. Transfers, Sales and Dispositions. Notwithstanding the provisions of this Section 3, no Severance Benefit shall be payable with respect to any Participant on account of his termination of employment with the Employers if:

(a) he is transferred to a position with an Affiliate, or his termination occurs in connection with the sale or other disposition of any assets, business, division, facility or operating unit of the Employers and he is offered employment with the purchaser or transferee of such assets, business, division, facility or operating unit or with an Affiliate, and, in either case, his position with the Affiliate, purchaser or transferee, as applicable, is at least comparable in pay, benefits and position to the position he held with the Employers immediately prior to his termination of employment; or

(b) his termination occurs under circumstances described in paragraph (a) and he accepts employment with the Affiliate, purchaser or transferee, as applicable, regardless of whether his position with the Affiliate, purchaser or transferee, as applicable, is at least comparable in pay, benefits and position to the position he held with the Employers immediately prior to his termination of employment.

       3.6. Amount of Severance Benefit. Subject to the terms and conditions of the Plan, if a Participant becomes entitled to a Severance Benefit in accordance with the foregoing provisions of this Section 3, he shall receive from the Employer, for the Severance Period, continuing Salary payments at the Salary rate in effect on the date of termination, in monthly or more frequent installments. The "Severance Period" shall be the period beginning on the date of termination and continuing through the earliest to occur of:

(a) the twelve (12) month anniversary (the eighteen (18) month anniversary in the case of

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     persons who are members of the Management Executive Committee) of the date of termination;

(b)  the date of the Participant's death; or

(c) the date, if any, of the breach by the Participant of the provisions of the Employee Agreement described in paragraph 2.1(b).

     3.7. Reemployment. If, prior to the payment of a Severance Benefit in accordance with the Plan, a Participant previously received a severance or termination benefit from an Employer or an Affiliate, such prior payment shall reduce, on a dollar-for-dollar basis, the amount otherwise payable for the aggregate of the expected Severance Period (with the reduction to be amortized equally over the expected Severance Period).

     3.8. Nonalienation. Participants shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any benefits provided under the Plan, and no benefits payable hereunder shall be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this subsection 3.8 shall limit a Participant's rights or powers to dispose of his property by will, limit any rights or powers which his executor or administrator would otherwise have with regard to benefits to which a Participant is entitled hereunder, or restrict any right of set-off, counterclaim or recoupment which the Employers may otherwise have against any Participant.

     3.9. Withholding. All payments with respect to a Participant under the Plan will be subject to such deductions as may be required to be made pursuant to law, government regulations or order, or by agreement with or consent of the recipient. All tax liability of the recipient resulting from the payments under the Plan shall be the responsibility of the recipient.

     3.10. Other Benefits. The Severance Benefit to which a Participant is entitled under this Section 3 shall be payable in addition to, and not in lieu of, all other compensation and benefits accrued by the Participant that are not conditioned upon his involuntary termination of employment, including but not limited to, accrued vacation pay and benefits payable under any pension or savings plan, or any life insurance, medical or disability plan. A Participant's coverage under any life, medical, accidental death and dismemberment, long-term disability and other welfare benefit plan maintained by the Employers or Affiliates shall cease upon the termination of the Participant's employment, notwithstanding his receipt of a Severance Benefit under the Plan, subject to the Participant's rights, if any, under the terms of such plans to extend, convert or otherwise continue coverage following termination of employment. Benefits under the Plan shall not be taken into account for purposes of eligibility, vesting or benefit accrual under any qualified or non-qualified retirement or deferred compensation plan maintained by the Employers or Affiliates, and active participation in all such plans shall cease as of the date of his termination of employment.
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     3.11. Benefits on Death. In the event of a Participant's death after becoming entitled to a benefit under the Plan but before complete payment of his benefit, his benefit shall be paid to his estate.


                                    SECTION 4

                                    Committee

     4.1. Duties and Authority of Committee. Except as otherwise specifically provided in this Section 4, in controlling and managing the operation and administration of the Plan, the Committee shall have the following discretionary authority, powers, rights, and duties in addition to those vested in it elsewhere in the Plan:

(a) to enforce the Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Committee;

(b) to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants to benefits under the Plan, to interpret and construe the provisions of the Plan, and to remedy any ambiguities, inconsistences or omissions of whatever kind;

(c) to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Committee considers necessary or desirable to discharge its duties; and

(d)  to establish a claim procedure in accordance with section 503 of ERISA.

The Committee shall act by a majority of its then members or, if the Committee consists of two persons, by either or both of them, by meeting or by writing filed without a meeting.

     4.2. Committee Decision Final. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by it in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

     4.3. Exercise of Committee Duties. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants entitled to benefits under the Plan and for the exclusive purpose of providing benefits to Participants according to the terms and conditions of the Plan. In exercising its authority under the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.
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     4.4. Interested Committee Member. A member of the Committee may not decide or determine any matter or question concerning his own benefits under the Plan or how such benefits are to be paid unless such decision could be made by him under the Plan if he were not a member of the Committee.

                                    SECTION 5

                            Amendment or Termination

     5.1. Amendment or Termination. The Company may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall adversely affect the Plan benefits, if any, payable with respect to (i) Participants whose employment with the Employers terminated prior to such amendment or termination of the Plan; or (ii) Participants whose employment with the Employers terminates within one year following the date of distribution of a summary of the amendment or termination of the Plan to individuals who are then Participants and who are adversely affected by the amendment or termination.

     5.2. Successors. The obligations and rights of the Employers under the Plan shall be binding upon, and inure to the benefit of, any assignee or successor in interest to an Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise). None of the Employers shall merge or consolidate with any other corporation, or liquidate or dissolve without making suitable arrangements for the payment of any benefits which are or may become payable under the Plan.